Exhibit 99.1
FortuNet, Inc. Announces 2005 Financial Results and Officer Appointment
Las Vegas, Nevada-March 30, 2006-FortuNet, Inc. (NASDAQ:FNET) today announced its financial results for the quarter and year ended December 31, 2005.
For its year ended December 31, 2005, FortuNet recorded revenue of $14,684,914 compared to revenue of $14,326,749 for the year ended December 31, 2004, a $358,165 increase. Gross profit for 2005 was $12,356,724, an increase of $258,520 over its gross profit of $12,098,204 for 2004. Income from operations for 2005 decreased to $3,495,400 from $3,757,991 for 2004 and total operating expenses increased to $8,861,324 from $8,340,213 for 2004. Operating expenses for 2005 increased as a result of increases of sales and marketing expenses to $4,380,529 for 2005, up from $3,930,135 for 2004, a $450,394 increase, and increases of research and development costs to $927,800 for 2005, up from $367,821 for 2004, a $559,979 increase. Net income for 2005 decreased to $2,225,222, or $0.27 per share, from $2,342,171, or $0.28 per share, for 2004.
For the quarter ended December 31, 2005, FortuNet recorded revenue of $3,703,602 compared to revenue of $3,427,606 for the quarter ended December 31, 2004, a $275,996 increase. Gross profit for the quarter ended December 31, 2005 was $3,157,442, an increase of $293,608 over its gross profit of $2,863,834 for the quarter ended December 31, 2004. Income from operations for the quarter ended December 31, 2005 increased to $857,446 from $755,914 for the quarter ended December 31, 2004, a $101,532 increase and total operating expenses increased to $2,299,996 from $2,107,920 for the quarter ended December 31, 2004, an increase of $192,076. Operating expenses for the quarter ended December 31, 2005 increased as a result of increases of sales and marketing expenses to $1,138,491 for the quarter ended December 31,2005, up from $1,058,250 for the quarter ended December 31, 2004, a $80,241 increase, and increases of research and development costs to $229,938 for the quarter ended December 31, 2005, up from $123,880 for the quarter ended December 31, 2004, a $106,058 increase. Net income for the quarter ended December 31, 2005 increased to $541,418 or $0.07 per share, up from $479,048 or $0.06 per share for the quarter ended December 31, 2004.

Operating results for the year ended December 31, 2005 were affected by loss of revenues related to Hurricane Katrina and a shut down of the company’s manufacturing facility from May to September as a result of relocation of the facilities. Operations were also affected by the diversion of management’s energies as a result of the company’s initial public offering. These negative impacts on revenues were partially offset by decreased costs associated with efficiencies resulting from consolidation of operations of the company’s wholly owned subsidiary, Millennium, Inc.
FortuNet also announced that at a recent meeting of the directors, Boris Itkis was elected as the Vice President of Engineering, Treasurer and Secretary of FortuNet. Mr. Itkis is a co-founder of FortuNet, has served as the Director of Engineering since 1989, as the Chief Technical Officer since 2004 and as a member of the Board of Directors since January 30, 2006. Boris Itkis is the son of Yuri Itkis, the Chief Executive Officer and Chairman of the Board of FortuNet.
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About FortuNet, Inc.
FortuNet is a Las Vegas-based and Nevada-licensed manufacturer of multi-game server-based gaming platforms. FortuNet’s gaming platforms include networks of both wireless and stationary player terminals, cashier-based point-of-sale terminals, self-service kiosks and central game file servers. FortuNet is a leader in the mobile bingo gaming device market with its fourth-generation wireless and stationary player terminals marketed under the BingoStar® brand name and intends to enter the emerging mobile gaming market in Nevada. Traditional casino games, such as keno, slots and poker, can be readily adapted to FortuNet’s gaming platform, which will be marketed under its WIN-WIN tm brand name.
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and are subject to numerous known and unknown risks and uncertainties, which could cause the company’s actual results to differ materially from those as indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and should review the company’s filings with the Securities and Exchange Commission.
Investor Contact:
Jack Coronel
(702) 796-9090
jack@fortunet.com